Exhibit 4.3

RELIANT ENERGY, INC.,

as Issuer

6.75% SENIOR SECURED NOTES DUE 2014

THIRD SUPPLEMENTAL INDENTURE

Dated as of December 1, 2006

To

SENIOR INDENTURE

Dated as of December 22, 2004

Wilmington Trust Company,

as Trustee

THIRD SUPPLEMENTAL INDENTURE dated as of December 1, 2006 (this “Supplemental Indenture”) to the Senior Indenture dated as of December 22, 2004 by and among Reliant Energy, Inc., a Delaware corporation (the “Company”), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto dated as of December 22, 2004 (the “First Supplemental Indenture”) among the Company, the Guarantors (as defined therein) and the Trustee and the Second Supplemental Indenture dated September 21, 2006 between the Company, the Guarantors (as defined therein), Reliant Energy Power Supply, LLC and the Trustee (such Senior Indenture as so supplemented, the “Indenture”).  Capitalized terms used in this Supplemental Indenture, but not defined herein, shall have the respective meanings given to such terms in the First Supplemental Indenture.

WITNESSETH:

WHEREAS, Section 9.02 of the First Supplemental Indenture provides, among other things, that the Company and the Trustee may amend or supplement the First Supplemental Indenture with the consent of the Holders of at least a majority in principal aggregate amount of the Notes then outstanding; and

WHEREAS, the Company has solicited the consent of the Holders to certain amendments to the First Supplemental Indenture described in the Second Amended and Restated Consent Solicitation Statement dated November 8, 2006 (the “Consent Solicitation Statement”) and which have been reflected herein (the “Amendments”); and

WHEREAS, the Company has received and filed with the Trustee, in the manner contemplated by the First Supplemental Indenture, evidence of the consent of the Holders of at least a majority in principal aggregate amount of the outstanding Notes, consenting to the Amendments to be effected in the form of this Supplemental Indenture; and

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.             Amendments to the First Supplemental Indenture.

The following amendments are made to the First Supplemental Indenture effective as of the date specified in Section 2 below:

(a)           In Section 1.01:

(1)           The definition of “Excluded Proceeds” is amended in its entirety to read as follows:

“Excluded Proceeds” means any Net Proceeds of Asset Sales (other than Asset Sales of all or substantially all of the assets of RERH Holdings, LLC and its Subsidiaries (and their successors) or of the Equity Interests of RERH Holdings, LLC (or its successor) or all or substantially all of the assets of the Company and its Subsidiaries (other than RERH Holdings, LLC and its Subsidiaries (and their successors)), that are designated by the Board of Directors of the Company as “Excluded Proceeds;” provided, that not more than $300.0 million of such Net Proceeds from Asset Sales may be designated as “Excluded Proceeds” during any single calendar year.

(2)           The definition of “Excluded Securities” is amended in its entirety to read as follows:

“Excluded Securities” means debt or equity securities issued by any Subsidiary of the Company other than RERH Holdings, LLC, IP Trust, IT Trust, Orion Power Holdings, Inc. and REMA (or their successors); provided, however, that “Excluded Securities” shall include beneficial interests in the IP Trust or the IT Trust that are held by RERH Holdings, LLC or its Subsidiaries.

(3)           The definition of “Excluded Subsidiaries” is amended to delete the reference to “RE Retail Receivables, LLC.”

(4)           The following definition is added:

“IP Trust” means Reliant Energy Trademark Trust, a Delaware statutory trust.

(5)           The following definition is added:

“IT Trust” means Reliant Energy IT Trust, a Delaware statutory trust.

(6)           The definition of “Permitted Liens” is amended:

(i)            to amend clause (24) in its entirety to read as follows:

(24)         [Reserved];

(ii)           to delete “and” at the end of clause (33);

(iii)          to add the following new clause (34) after clause (33):

(34)         Liens on assets of RERH Holdings, LLC and its Subsidiaries securing obligations of RERH Holdings, LLC or any of its Subsidiaries under (a) Credit Facilities in an aggregate principal amount not to exceed $300,000,000 plus all other obligations due under such Credit Facilities and (b) any agreement for or in support of the supply or sales of energy or products or services related or incidental to the supply or sales of energy or any activities related to the supply or sales of energy or products or services related or incidental to the supply or sales of energy of RERH Holdings, LLC or any of its Subsidiaries, including any agreement providing for the reimbursement of guarantees or collateral postings made on behalf of RERH Holdings, LLC or any of its Subsidiaries; and

; and

(iv)          to renumber existing clause “(34)” as clause “(35).”

(7)           The definition of “Permitted Prior Liens” is amended to substitute “and (33)” with “, (33) and (34).”

(b)           Section 4.08(b) is amended:

(1)           to delete “and” at the end of clause (18);

(2)           to substitute “; and” for the period at the end of clause (19); and

(3)           to add the following new clause (20) after clause (19):

(20)         restrictions on RERH Holdings, LLC or any of its Subsidiaries contained in (a) the Working Capital Facility dated as of September 24, 2006 among Reliant Energy Power Supply, LLC (“REPS”), the guarantors party thereto, and Merrill Lynch Capital Corporation, (b) the Credit Sleeve and Reimbursement Agreement dated as of September 24, 2006 among REPS, the guarantors party thereto, Merrill Lynch Commodities, Inc., and Merrill Lynch & Co., Inc., and (c) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements referred to in the preceding clauses (a) and (b), provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements as reasonably determined by the Company.

(c)           The following Subsection (c) is added to Section 4.08:

(c)           Promptly following the last day of each month and so long as such payment is permitted under the terms of the agreements referred to in Section 4.08(b)(20), the Company shall cause RERH Holdings, LLC to pay cash dividends or distributions to the Company in an amount equal to (i) the amount which is permitted under the terms of the agreements referred to in Section 4.08(b)(20) on such day minus (ii)(A) amounts reasonably estimated by the Company to be due and payable by RERH Holdings, LLC and its Subsidiaries on or before the 20th day of the month next occurring plus (B) the lesser of (1) $100,000,000 and (2) the amount permitted under the Credit Agreement on the date the agreements referred to in Section 4.08(b)(20) become effective.

(d)           In Section 4.09(b):

(1)           Subsection (b)(1) of Section 4.09 is amended in its entirety to read as follows:

(1)           the incurrence (A) by the Company and the guarantee by the Guarantors of additional Indebtedness and letters of credit under Credit Facilities, (B) by Securitization Entities of Indebtedness in Qualified Securitization Transactions, and (C) by RERH Holdings, LLC and its Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities (including guarantees of such Indebtedness) (provided, however, that (I) the aggregate principal amount of Indebtedness incurred under this clause (C) at any one time outstanding shall not exceed $310,000,000, and (II) the proceeds of Indebtedness incurred under this clause (C) shall be used only for the repayment of Indebtedness and other Obligations of RERH Holdings, LLC and its Subsidiaries or to finance working capital needs of RERH Holdings, LLC and its Subsidiaries, including the payment of sales, general and administrative, and operations and maintenance expenses (including capital expenditures) and all other expenses in the ordinary course of business of RERH Holdings, LLC and its Subsidiaries) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1), not to exceed $2.5 billion;

(2)           The following paragraph is added to the end of the section:

Notwithstanding anything in this Section 4.09(b) to the contrary, the aggregate principal amount of Indebtedness of RERH Holdings, LLC and its Subsidiaries at any one time outstanding, other than Indebtedness incurred pursuant to clause (14) of this Section 4.09(b), may not exceed $310,000,000.

(e)           Section 4.10(d) is amended in its entirety to read as follows:

(d)  Any Net Proceeds from Asset Sales (other than Excluded Proceeds) that are not applied or invested as provided in Section 4.10(b) hereof shall constitute “Excess Proceeds,” except that if any portion of any

Net Proceeds from an Asset Sale (other than Excluded Proceeds) is required at any time pursuant to any Secured Debt Document to be applied to the mandatory prepayment, redemption, repurchase or purchase of Parity Secured Debt or to provide cash collateral for letters of credit issued under Parity Secured Debt, then all of the Net Proceeds from that Asset Sale (other than Excluded Proceeds) will be deemed to be “Excess Proceeds” at that time.  When the aggregate amount of Excess Proceeds exceeds $25.0 million, within five days thereof, the Company shall make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness (including the Existing 2010 Notes and the Existing 2013 Notes) that is pari passu with the Notes (other than Credit Agreement Debt)(and so long as the Notes are Equally and Ratably secured with such other pari passu Indebtedness) containing provisions similar to those set forth in this Supplemental Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase (or repay, prepay or redeem, as applicable) an aggregate principal amount of Notes and such other pari passu Indebtedness that may be purchased (or repaid, prepaid or redeemed) equal to the aggregate Excess Proceeds multiplied by a fraction, the numerator of which consists of (A) the aggregate principal amount then outstanding on the Notes and all such other pari passu Indebtedness containing such provisions (not including Credit Agreement Debt) and the denominator of which is (B) the sum of (i) such aggregate amount in the preceding clause (A) and (ii) the Credit Agreement Debt then outstanding (an “Asset Sale Offer”). The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and shall be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Supplemental Indenture.  If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(f)            The following Subsection (g) is added to Section 4.10:

(g)           Notwithstanding anything to the contrary in this Section 4.10, the Net Proceeds for an Asset Sale of all or substantially all of the assets of RERH Holdings, LLC and its Subsidiaries (and their successors), of the Equity Interests of RERH Holdings, LLC (or its successor), or of all or substantially all of the assets of the Company and its Subsidiaries (other than RERH Holdings, LLC and its Subsidiaries (and their successors)) shall be Excess Proceeds and may not be applied as set forth in Section 4.10(b).

(g)           The following Subsection (h) is added to Section 10.06:

(h)           Notwithstanding anything herein to the contrary, the Company agrees that, without the prior consent of the holders of at least a majority in aggregate principal amount of the Note Obligations and of all Obligations in respect of each other Series of Secured Debt (other than Credit Agreement Debt and the Seward Guarantees), the Collateral Trustee’s Liens in the Equity Interests of RERH Holdings, LLC (or its successor) or, if any, in all or substantially all of the assets of RERH Holdings, LLC and its Subsidiaries (or their successors) (the “Retail Assets”) or in all or substantially all of the Company and its Subsidiaries’ (other than RERH Holdings, LLC and its Subsidiaries’ (or their successors)) assets, including Equity Interests (the “Wholesale Assets”) may not be released, except no such consent shall be required (i) in the case of an Asset Sale of the Equity Interests of RERH Holdings, LLC (or its successor), the Retail Assets or the Wholesale Assets or (ii) on and after the date on which, as of the last day of two consecutive Fiscal Quarters, both (A) the Consolidated Leverage Ratio for the applicable immediately preceding four Fiscal Quarters was 2.75:1 or less and (B) the Consolidated Interest Coverage Ratio for the applicable immediately preceding four Fiscal Quarters was 3.25:1 or more (the “Ratio Test”).  The Company agrees to file a current report on Form 8-K with the SEC showing the calculation of the Ratio Test within 60 days (or 90 days if end of the period is also the end of a fiscal year) (i) after the end of first four-quarter period in which it meets the Ratio Test and for which it proposes to use the Ratio Test to implement the foregoing Lien release and (ii) after the end of the second consecutive four-quarter period in which it meets the Ratio Test and for which it proposes to use the Ratio Test to implement the foregoing Lien release.  The Company also agrees to promptly notify the Trustee of the filing of the Form 8-K and to deliver to the Trustee the calculations of the Ratio Test certified by the Company’s chief financial officer and that the Company may not implement a Lien release without consent on account of the Ratio Test without first complying with this sentence and the immediately preceding sentence.

The following terms shall have the following meanings when used in this paragraph (h):

“Acquisition” means any transaction or any series of related transactions by which a Person (a) acquires any going business (including a power generation facility) or all or substantially all of the assets of any other Person, or division thereof, whether through purchase of assets, merger, or otherwise or (b) directly or indirectly acquires greater than 50% of the Voting Stock of any other Person.

“Consolidated EBITDAR” means, for any period for the Company and its Subsidiaries determined on a consolidated basis in accordance with

GAAP, an amount equal to, without any duplication, (a) net income (before giving effect to the cumulative effect of changes in accounting principles and discontinued operations and before income taxes and franchise taxes to the extent based on the income of such Person and its Subsidiaries) for such period, plus (b) Consolidated Interest Charges for such period, plus (c) depreciation, depletion, impairment, abandonment and amortization expense for such period, plus (d) the book accounting lease expense under the REMA Lease for such period, plus (e) interest and fees expensed under any receivables monetization or securitization during such period, plus (f) net unrealized losses related to trading or non-trading energy derivatives, plus (g) cash dividends or distributions actually received during such period from an entity which is not a consolidated Subsidiary of such Person, minus (h) net unrealized gains related to trading or non-trading energy derivatives; provided, however, for purposes of this definition, (i) gains and losses on the disposition of assets not in the ordinary course of business, (ii) any other noncash charge or gain, and (iii) any extraordinary or other non-recurring item or expense, including severance costs, shall be excluded to the extent incurred or realized during such period in accordance with GAAP from the calculation of Consolidated EBITDAR.  If during any period for which Consolidated EBITDAR is being determined, the Company or any Subsidiary shall have (a) made or consummated any Acquisition for gross consideration of $3,000,000 or more (including Indebtedness assumed), then Consolidated EBITDAR shall be determined on a pro forma basis for such period as if such Acquisition had been made or consummated as of the beginning of the first day of such period or (b) made or consummated any Asset Sale that is not fully included in discontinued operations, then Consolidated EBITDAR shall, to the extent such Asset Sale is not excluded from Consolidated EBITDAR pursuant to the foregoing proviso, be determined on a pro forma basis for such period as if such Asset Sale had been made or consummated as of the beginning of the first day of such period.

“Consolidated Interest Charges” means, without duplication, for any period for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, (a) the total interest expense for such period, plus (b) the interest expense during such period attributable to (i) the REMA Lease, (ii) the fees and yield paid in connection with, or interest expense attributable to, any account receivables securitization or monetization permitted hereunder, and (iii) any capitalized interest during such period, plus (c) all cash dividends and distributions paid on preferred or preference stock, plus (d) to the extent deducted in determining total interest expense, net unrealized gains under any agreement described in the definition of “Hedging Obligations” permitted hereunder and existing on or prior to December 22, 2004 (excluding any ongoing settlement payments in connection with permitted interest rate swap agreements), minus (e)(i) the total interest income of such Person and its Subsidiaries, including interest income from any escrow or trust account, (ii) in all cases whether expensed or amortized, any interest expense attributable to (A) any makewhole or premium paid in connection with the repayment of any Debt, (B) any upfront direct or indirect costs, expenses, or fees incurred in connection with, including those arising out of the preparation for the maturity of, (1) any Debt, (2) the incurrence of any Debt after December 22, 2004, or (3) the amendment of any Debt, (C) to the extent added in determining total interest expense, the upfront cost and net unrealized losses under any agreement described in the definition of “Hedging Obligations” permitted hereunder and existing on or prior to December 22, 2004 (excluding ongoing settlement payments in connection with permitted interest rate swap agreements), and (D) any of the RRI Warrants; (iii)  all non-recurring interest expense with respect to items not constituting Indebtedness, and (iv) interest expense attributable to Indebtedness repaid or required to be repaid under any Indebtedness for which the Company has notified the Credit Agreement Agent in writing that it agrees it will not designate the Net Proceeds as Excluded Proceeds, in each case in connection with an Asset Sale.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the period of the four prior Fiscal Quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDAR for the period of the four Fiscal Quarters most recently ended.

“Consolidated Total Debt” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, (i) all outstanding Debt of the Company and its Subsidiaries on such date, minus (ii) without duplication, all (a) cash and short-term investments, in an aggregate amount not to exceed $300,000,000 at any time, (b) restricted cash, in an amount not to exceed the aggregate amount of Indebtedness of the Company or any of its Subsidiaries, the terms of which Indebtedness cause such cash to appear as restricted cash on the consolidated balance sheet of the Company and its Subsidiaries, and (c) broker, counterparty, and customer margin/collateral assets and deposits advanced to or held on behalf of such broker, counterparty or customer, as each of the foregoing appears on the consolidated balance sheet of the Company and its Subsidiaries.

“Debt” means, as of any date of determination with respect to the Company and its Subsidiaries, without duplication, in accordance with GAAP the following: (a) the total amount of indebtedness, including any fair value adjustments, and other obligations of the Company and its Subsidiaries for borrowed money (whether by loan or the issuance of debt securities), including the unreimbursed amount of any drawings under letters of credit issued for the account of the Company or any of its Subsidiaries, but excluding the amount of indebtedness for borrowed money that is either (i) required to be repaid or (ii) for which the Company has notified the Credit Agreement Agent in writing that it agrees it will not designate the Net Proceeds as Excluded Proceeds, in each case in connection with an Asset Sale, (b) all Capital Lease Obligations and, except for the REMA Lease, Attributable Debt in respect of sale and leaseback transactions or financing leases, (c) the unpaid balance owed to the certificate holders under the REMA Lease, (d) obligations under any accounts securitization or monetization arrangement permitted hereunder and not recorded on the Company balance sheet for that period, and (e) all guaranties of payment or collection of any obligations described in clauses (a) through (d) of this definition of any other Person; provided, however, that Debt shall not include:  (i) any guaranties that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (ii) any Obligations or guaranties of performance of Obligations under performance bonds, (iii) trade accounts payable in the ordinary course of business, (iv) customer advance payments and customer deposits arising in the ordinary course of business, (v) the liability of any Person as a general partner of a partnership for Debt of such partnership, if the partnership is not a Subsidiary of such Person, and (vi) any completion or performance guarantees (or similar guarantees that a project or a Subsidiary perform as planned).  In determining the outstanding amount of any Debt:  (a) the amount of money borrowed shall be the outstanding principal amount thereof, (b) the amount of all unreimbursed letters of credit shall be the unreimbursed amount thereof, (c) the amount of any accounts monetization or securitization shall be the amount invested by the investor therein, and (d) the amount of guaranties shall be the amount of the guaranteed obligations determined as provided above in this sentence.

“RRI Warrants” means the warrants issued by the Company and outstanding on December 22, 2004.

2.             Effectiveness of Amendments.

The Amendments shall become effective on the date of this Supplemental Indenture.

3.             Ratification of Indenture.

The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

4.             Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5.             Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN THIS SUPPLEMENTAL INDENTURE.

6.             Separability.

In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

7.             Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

RELIANT ENERGY, INC.,
as Issuer

By:	/s/ Andrew Johannesen
Name:	Andrew Johannesen
Title:	Vice President and Assistant Treasurer

RELIANT ENERGY ASSET MANAGEMENT, LLC
RELIANT ENERGY BROADBAND, INC.
RELIANT ENERGY CALIFORNIA HOLDINGS, LLC
RELIANT ENERGY COMMUNICATIONS, INC.
RELIANT ENERGY COOLWATER, INC.
RELIANT ENERGY CORPORATE SERVICES, LLC
RELIANT ENERGY ELLWOOD, INC.
RELIANT ENERGY ETIWANDA, INC.
RELIANT ENERGY FLORIDA, LLC
RELIANT ENERGY KEY/CON FUELS, LLC
RELIANT ENERGY MANDALAY, INC.
RELIANT ENERGY NORTHEAST GENERATION, INC.
RELIANT ENERGY NORTHEAST HOLDINGS, INC.
RELIANT ENERGY ORMOND BEACH, INC.
RELIANT ENERGY POWER GENERATION, INC.
RELIANT ENERGY SABINE (TEXAS), INC.
RELIANT ENERGY SERVICES DESERT BASIN, LLC
RELIANT ENERGY SERVICES MID-STREAM, LLC
RELIANT ENERGY SEWARD, LLC
RELIANT ENERGY TRADING EXCHANGE, INC.
RELIANT ENERGY VENTURES, INC.
RELIANT ENERGY WHOLESALE GENERATION, LLC

By:	/s/ Andrew C. Johannesen
Name:	Andrew Johannesen
Title:	Assistant Treasurer of the corporations and limited
liability companies listed above

RELIANT ENERGY SERVICES, INC.

By:	/s/ Andrew C. Johannesen
Name: Andrew C. Johannesen
Title: Vice President and Treasurer

RELIANT ENERGY ELECTRIC SOLUTIONS, LLC
RELIANT ENERGY POWER SUPPLY, LLC
RELIANT ENERGY RETAIL SERVICES, LLC
RELIANT ENERGY SOLUTIONS EAST, LLC

By:	/s/ Lloyd A. Whittington
Name:	Lloyd A. Whittington
Title:	Vice President and Treasurer of the limited
liability companies listed above

RELIANT ENERGY RETAIL HOLDINGS, LLC

By:	/s/ Lloyd A. Whittington
Name:	Lloyd A. Whittington
Title:	Assistant Treasurer

RELIANT ENERGY CAPTRADES HOLDING CORP.
RELIANT ENERGY SABINE (DELAWARE), INC.

By:
Name:	Patricia F. Genzel
Title:	President and Secretary

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Michael Oller, Jr.
Authorized Signatory